eMagin Corporation Announces First Quarter 2022 Results

First-quarter Revenue of $7.4 Million up 9% Year Over Year

Backlog of Open Orders of  $13.6 Million on Strong Bookings

Display Production Up 27%, Benefiting From New Engineering Talent

Display Gross Margin Increased to 32% From 23% in Q1 2021

HOPEWELL JUNCTION, N.Y. –May 12, 2022 – eMagin Corporation, or the “Company”, (NYSE American: EMAN), a leader in the development, design, and manufacture of Active-Matrix OLED microdisplays for high-resolution, AR/VR and other near-eye imaging products, today announced results for its first quarter ended March 31, 2022.

“In what was a terrific first quarter for eMagin, our display revenues of $7.0 million were up 15% year over year while our quarterly display revenue gross margin improved to 32%,” said eMagin CEO Andrew G. Sculley. “The quarter was marked by diversified sales and contract revenue, and we began to realize the contributions of new engineering talent, including a 27% increase in display production from the first quarter of last year. The increase in gross margin was driven in part by increased yields, and a favorable sales mix, along with the impact of higher manufacturing volumes.

“We achieved continued growth in display revenue from our ENVG-B program, and with shipments to customers in NATO countries and international distributors. Overall, as of the end of the first quarter, our backlog of open orders remained strong at $13.6 million, reflecting demand for our displays for use in thermal weapon sights, military night vision goggles, and medical applications.

“We are continuing our proof-of-concept display work for a tier-one AR/VR customer while designing and refining our production capabilities to satisfy demand for our high-brightness XLE displays and full-color Direct Patterning Display (dPd™) microdisplays. We are also in discussions with a number of consumer companies regarding potential applications of our proprietary dPd technology. Our dPd technology supports directly patterning primary RGB color OLED emitters on our silicon backplane, which creates ultra-high brightness light output at ultra-high resolutions with brilliant colors. The 10,000 cd/m2, or nits, full-color brightness, high resolution and high contrast that we have achieved is beyond the threshold requirements for immersive AR and VR devices and will help to overcome inefficient optics and alleviate motion artifacts. Furthermore, we are designing a tandem backplane that will allow for significantly higher luminance of our dPd displays and ultimately leverage the full potential of the equipment we are acquiring under our Defense Production Act Title III and Industrial Base Analysis Sustainment (IBAS) funding grants.

“During the quarter we announced the award of four additional patents related to the creation of high-resolution displays with unique pixel structures and proprietary fabrication methods to further protect our market position as the only microdisplay company with dPd technology.

“We have completed a preliminary internal audit and expect to obtain AS9100 quality certification during the fourth quarter of this year. We expect our quality-control efforts will be additive to the yield and throughput improvements anticipated from the new equipment provided under our Title III and IBAS programs.

Leadership Expansion

In April, Kevin Trompak joined eMagin as its vice president of business development. Prior to joining eMagin, Mr. Trompak led global sales and business development efforts for Veeco Instruments, a global capital equipment supplier that designs and builds processing systems used to manufacture high-tech microelectronics devices. Mr. Trompak has more than 25 years of sales experience in the industry, with expertise in advanced displays and the display value chain. Mr. Trompak was previously vice president of global sales for H.C. Starck, a global supplier of refractory metals. Before that, he was vice president of sales for GT Advanced Technologies, a capital equipment supplier to the LED and solar industries. Mr. Trompak holds a BS in chemical engineering and an MBA from West Virginia University.

“Kevin is an experienced display and semiconductor industry sales leader and we are pleased to welcome him to our executive team,” added Sculley.

Defense Production Act Title III and IBAS Funding

As previously announced, eMagin has been designing and ordering equipment to be purchased under its $39 million in Defense Production Act Title III and the IBAS Program funding grants that were awarded in 2020. The Company has committed the funds and ordered all equipment to be purchased under these programs. As of the end of the first quarter, the Company has qualified and added four pieces of equipment to its production line and received three additional pieces of equipment that are currently installed and being qualified. eMagin has expended $18.2 million of grant money towards progress payments to equipment vendors and has five more major pieces of equipment on order, including an advanced, production-capable dPd organic deposition tool that is expected to improve yield and throughput of this innovative technology for the benefit of AR/VR customers. Overall, the Company remains on track and on budget with the requirements of these important government grants.

First Quarter Results

Total revenues for the first quarter of 2022 increased to $7.4 million, compared with $6.8 million reported in the prior-year period.

Total revenue consists of both product revenue and contract revenue. Product revenues for the first quarter of 2022 were $7.0 million, an increase of $0.9 million from product revenues of $6.1 million reported in the prior-year period. The year-over-year increase in display revenue, resulted primarily from higher shipments in NATO countries, and shipments of displays used for the ENVG-B program.

Contract revenues were $0.3 million compared with $0.7 million reported in the prior year, reflecting the pace of development work associated with the contract of a tier-one consumer company. eMagin is continuing to work on a proof of concept and anticipates ongoing contract revenue with this customer.

Total gross margin for the first quarter was 34% resulting in a gross profit of $2.5 million, compared with a gross margin of 25% which resulted in a gross profit of $1.7 million in the prior year period. The increase in gross margin reflects increased product revenues, higher yields, and the impact of higher average selling prices in the current year’s periods due to a favorable sales mix, combined with the impact of higher manufacturing volumes.

Operating expenses for the first quarter of 2022, including R&D expenses, were $3.7 million, compared with  $3.7 million in the prior-year period. Operating expenses as a percentage of sales were 50% in the first quarter of 2022,  compared with 54% in the prior-year period.

Operating loss for the first quarter of 2022 narrowed to $1.2 million, compared with an operating loss of $2.0 million in the prior-year period,  primarily reflecting the increased gross profit as noted above.

Net loss for the first quarter of 2022 was $0.1 million, or $0.00 per share. After adjusting for change in the fair value of the warrant liability net loss for the first quarter of 2022 was  $1.3 million, or $0.02 per share on a fully-diluted basis, compared with a loss of $7.4 million, or $0.10 per share, in the prior-year period. Excluding the impact of the  $7.2 million change in the fair value of the warrant liability for the prior year period, net loss for the first quarter of 2021 was $0.2 million, or $0.00 per share.

Adjusted EBITDA for the first quarter of 2022 improved to negative $0.2 million, compared with positive $0.8 million in the prior-year period. Excluding the $1.9 million gain from the forgiveness of a Paycheck Protection Program (PPP) loan in the year-ago period, adjusted EBITA would have been negative $1.2 million in the first quarter of 2021.

Balance Sheet Highlights

As of March 31, 2022, the Company had cash and cash equivalents of $3.9 million and working capital of $11.4 million.  During the first quarter, the Company repaid  $0.5 million under its asset-based lending (ABL) facility. Borrowings and availability under the ABL facility were $1.5 million and $1.4 million, respectively, as of March 31, 2022.

During the quarter, the Company realized $0.5 million in net proceeds from sales of common shares under its ATM program.

Conference Call and Webcast Information

Management will host a conference call and simultaneous webcast at 11:30 a.m. EST Thursday, May 12, 2022, to discuss quarterly results, business highlights and outlook. The live, listen-only webcast will be accessible on the Company’s Investor Relations website via https://www.emagin.com/investors/event-webcast. A replay of the event will be available approximately one hour after the live event. To join the conference call within the United States, dial 1-844-308-1725, for international access dial 1-929-517-0939. The passcode for the call is 6240847. All participants are encouraged to join at least 10 minutes before the start of the live event.

About eMagin Corporation

eMagin is the leader in OLED microdisplay technology, enabling the visualization of digital information and imagery for world-class customers in the military, consumer, medical and industrial markets. The Company invents, engineers and manufactures display technologies of the future and is the only manufacturer of OLED displays in the United States. eMagin's Direct Patterning Technology (dPd™) will transform the way the world consumes information. Since 2001, eMagin's microdisplays have been used in AR/VR, aircraft helmets, heads-up display systems, thermal scopes, night vision goggles, future weapon systems and a variety of other applications. For more information, please visit www.emagin.com.

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. For a more complete description of the risk factors that could cause our actual results to differ from our current expectations, including impacts of the COVID-19 pandemic, please see the section entitled "Risk Factors" in eMagin's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in any Form 10-Q filed or to be filed by eMagin, and in other documents we file with the SEC from time to time.

Contact
eMagin Corporation
Mark A. Koch
Chief Financial Officer
845-838-7900
investorrelations@emagin.com

Sharon Merrill Associates, Inc.
Nicholas Manganaro

Vice President
617-542-5300
eman@investorrelations.com

eMAGIN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$3,857	$5,724
Restricted cash	875	806
Accounts receivable, net	4,340	4,488
Account receivable-due from government awards	1,660	292
Unbilled accounts receivable	1,391	1,102
Inventories	8,167	7,632
Prepaid expenses and other current assets	943	691
Total current assets	21,233	20,735
Property, plant and equipment, net	36,905	30,483
Operating lease right - of - use assets	99	113
Intangibles and other assets	35	37
Total assets	$58,272	$51,368

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,964	$1,348
Accrued compensation	1,913	1,664
Revolving credit facility, net	1,506	1,974
Common stock warrant liability	228	1,374
Other accrued expenses	490	722
Deferred revenue	12	54
Operating lease liability - current	61	60
Finance lease liability - current	1,129	1,133
Other current liabilities	510	608
Total current liabilities	9,813	8,937
Other liability - long term	28	28
Deferred income - government awards - long term	18,014	12,458
Operating lease liability - long term	38	54
Finance lease liability - long term	11,647	11,647
Total liabilities	39,540	33,124

Commitments and contingencies (Note 8)

Shareholders’ equity:
Preferred stock, $0.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659) stated value $1,000 per share, $0.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of March 31, 2022 and December 31, 2021.	—	—
Common stock, $0.001 par value: authorized 200,000,000 shares, issued 73,336,576 shares, outstanding 73,174,510 shares as of March 31, 2022 and issued 72,931,490 shares, outstanding 72,769,424 shares as of December 31, 2021.	72	72
Additional paid-in capital	276,561	275,936
Accumulated deficit	(257,401)	(257,264)
Treasury stock, 162,066 shares as of March 31, 2022 and December 31, 2021.	(500)	(500)
Total shareholders’ equity	18,732	18,244
Total liabilities and shareholders’ equity	$58,272	$51,368

eMAGIN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Revenues:
Product	$7,027	$6,105
Contract	331	668
Total revenues, net	7,358	6,773

Cost of revenues:
Product	4,787	4,707
Contract	82	358
Total cost of revenues	4,869	5,065

Gross profit	2,489	1,708

Operating expenses:
Research and development	1,484	1,842
Selling, general and administrative	2,170	1,824
Total operating expenses	3,654	3,666

Loss from operations	(1,165)	(1,958)

Other (expense) income:
Change in fair value of common stock warrant liability	1,146	(7,208)
Interest expense, net	(214)	(210)
Gain on forgiveness of debt	—	1,963
Other income, net	96	35
Total other income (expense)	1,028	(5,420)
Loss before provision for income taxes	(137)	(7,378)
Income taxes	—	—

Net loss allocated to common shares	$(137)	$(7,378)

Loss per share, basic and diluted	$—	$(0.10)

Weighted average number of shares outstanding:
Basic and Diluted	72,836	70,272

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis; the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization, and non-cash compensation expense (“Adjusted EBITDA”). The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financial statements. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below (in thousands).

	Three Months Ended
	March 31,
	2022	2021
Net loss	$(137)	$(7,378)
Non-cash compensation	165	13
Change in fair value of common stock warrant liability	(1,146)	7,208
Depreciation and intangibles amortization expense	722	731
Interest expense	214	210
Adjusted EBITDA	$(182)	$784